Exhibit 10.1

*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

LICENSE AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE,

a California nonprofit

public benefit corporation

and

SORRENTO THERAPEUTICS, INC.,

a Delaware corporation

*Confidential Treatment Requested

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 8th day of January 2010 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”) located at 10550 North Torrey Pines Road, La Jolla, California 92037, and SORRENTO THERAPEUTICS, INC., a Delaware corporation (“Licensee”) located at 6042 Cornerstone Ct., Suite B, San Diego, CA 92121, with respect to the facts set forth below.

RECITALS

A. TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to the development of antibodies and vaccines useful against infectious disease.

B. Licensee is engaged in research and development of research, diagnostics and therapeutic products for disease management and treatment.

C. TSRI has disclosed to Licensee certain technology and TSRI has the right to grant a license to the technology, subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government.

D. TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, an exclusive worldwide right and license, with the right to sublicense, to certain patent rights and materials of TSRI, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth herein.

1.1 Affiliate. The term “Affiliate,” with respect to any Person, shall mean any entity or individual which directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of the foregoing sentence, the term “control” means (a) in the case of corporate entities, direct or indirect ownership at least fifty percent (50%) (or the maximum allowed percentage in a foreign country) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) (or the maximum allowed percentage in a foreign country) of the equity interest with the power to direct the management and policies of such non-corporate entities. Unless otherwise expressly specified, the term Licensee, as used in this Agreement, includes Licensee’s Affiliates.

1.2 Agreement. The term “Agreement” shall mean this License Agreement, as may be amended or restated from time to time.

1.3 Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of TSRI or Licensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement, including without limitation all correspondence related to intellectual property. If disclosed in writing, the Confidential Information shall be marked as confidential or proprietary. If disclosed orally, the Confidential Information shall be reduced to writing that is identified as confidential or proprietary within thirty (30) days of such oral disclosure. Notwithstanding the foregoing, information shall not be considered confidential to the extent that the receiving party can establish by competent proof that it:

(a) Is publicly disclosed through no fault of the receiving party, either before or after it becomes known to the receiving party; or

(b) Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party’s employees); or

(c) Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

(d) Has been published by a third party as a matter of right; or

(e) Has been developed by or on behalf of the receiving party independently without the use of or access to the disclosing party’s Confidential Information.

If Confidential Information is required to be disclosed by law or court order, the party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and shall use reasonable efforts to attempt to seek confidential treatment for that disclosure, and prior to making such disclosure that party shall notify the other party, not later than ten (10) days (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure in order to allow that other party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

1.4 Field. The term “Field” shall mean [***…***]

1.5 Licensed Biological Materials. The term “Licensed Biological Materials” shall mean the materials supplied by TSRI (identified in Exhibit A) together with any progeny, mutants, or derivatives thereof supplied by TSRI or created by Licensee. All Licensed Biological Materials shall be deemed TSRI’s Confidential Information whether or not marked as “confidential”.

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1.6 Licensed Patent Rights. The term “Licensed Patent Rights” shall mean rights arising out of or resulting from (a) the U.S./PCT patent application(s) set forth on Exhibit B; (b) the foreign patent applications associated with the application(s) referenced in sub clause (a) above; (c) the patents issued from the application(s) referenced in sub clauses (a) and (b); (d) divisionals, continuations, reissues, reexaminations, and extensions of any patent or application set forth in sub clauses (a)- (c) above; and (e) all claims of continuations-in-part that are entitled to the benefit of the priority date of the application(s) referenced in sub clause (a) above.

1.7 Licensed Product. The term “Licensed Product” shall mean any product (a) covered by a Valid Claim of the Licensed Patent Rights, or (b) that utilizes or incorporates Licensed Biological Materials.

1.8 Major Market Country. The term “Major Market Country” shall mean any of the following countries: the United States of America, the United Kingdom, Germany or Japan.

1.9 Net Sales. The term “Net Sales” shall mean the gross amount invoiced by Licensee, or Sublicensees, or any of them, on all sales of Licensed Products, less (a) discounts actually given; (b) credits for claims, allowances, retroactive price reductions or returned goods; (c) prepaid freight; and (d) sales taxes or other governmental charges actually paid in connection with sales of Licensed Products (but excluding what are commonly known as income taxes and value-added taxes). Net Sales shall include all consideration charged by Licensee or Sublicensees in exchange for any Licensed Products, including without limitation any monetary payments or any other property whatsoever. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore shall be generated or the Licensed Product shipped for delivery. Sales of Licensed Products by Licensee to any Affiliate or Sublicensee or by any Sublicensee to an Affiliate or other Sublicensee which is a reseller thereof shall be excluded from calculating Net Sales, and only the subsequent sale of such Licensed Products by such Affiliates or Sublicensees to unrelated parties shall be deemed Net Sales hereunder.

1.10 Person. the term “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, governmental body or other organization.

1.11 Sublicensees. The term “Sublicensee” shall mean any third party to whom Licensee grants a sublicense with respect to the rights conferred upon Licensee under this Agreement, as permitted by Section 2.3.

1.12 Valid Claim. The term “Valid Claim” shall mean a claim of an issued patent within the Licensed Patent Rights that has not lapsed, expired, been canceled, or become abandoned, and has not been held invalid by a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. The term “Valid Claim” shall also include the claims of a pending patent application within the Licensed Patent Rights for a period of seven (7) years from the date of first examination on the merits of that patent application.

2. Grant of License.

2.1 Grant of License for Licensed Products. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license, with the right to sublicense, under the Licensed Patent Rights to make and have made, to use and have used, to offer to sell, to sell and have sold, to offer to sell and to import Licensed Products in the Field.

2.2 Grant of License for Licensed Biological Materials. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement a non-exclusive license to the Licensed Biological Materials to make and have made, to use and have used, to sell and have sold, to offer to sell and to import any Licensed Biological Materials in the Field and to create any progeny, mutant, or derivative work thereof. Except for the license and sub-license rights granted pursuant to this Agreement, TSRI shall not grant a license to the Licensed Biological Materials to any party except to other nonprofit or academic institutions (collectively, the “Research Institutions”) solely for research and educational use, provided that any such license to the Licensed Biological Materials granted to the Research Institutions shall prohibit the commercialization of such Licensed Biological Materials by such Research Institutions and shall not in any way limit Licensee’s commercialization rights under this Agreement.

2.3 Sublicensing. Licensee shall have the right to grant sublicenses to any party with respect to the rights conferred upon Licensee under this Agreement, provided, however, that any such sublicense shall be subject in all respects to the provisions contained in this Agreement (excluding the payment of a License Issue Royalty as defined in Section 3 hereof). A Sublicensee shall not further sublicense to other than an Affiliate of Licensee or an Affiliate of such Sublicensee without TSRI’s prior written consent, which approval shall not be unreasonably withheld, conditioned or delayed. Licensee shall forward to TSRI a copy of any and all fully executed sublicense agreements within thirty (30) days of execution, which agreements shall be deemed Confidential Information of Licensee.

2.4 No Other License. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of TSRI other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

2.5 Governmental Interest. Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. Licensee and TSRI acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from TSRI’s receipt of research support from the United States Government, including but not limited to, 37CFR401, the NIH Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

2.6 [***…***]

3. Royalties.

3.1 License Issue Royalty. Licensee agrees to provide and shall provide to TSRI a non-creditable, nonrefundable license issue royalty (the “License Issue Royalty”) in the form of [***…***] warrant shares to purchase common stock of Sorrento Therapeutics, Inc. pursuant to the form of the Common Stock Warrant to be attached hereto as Exhibit C (the “Warrant”). The Warrant shall have an exercise price of $ [***…***] per share, [***…***]. If the Warrant is not executed by Licensee and delivered to TSRI within thirty (30) days of the Effective Date, this Agreement shall be void ab initio.

3.2 Minimum Annual Royalty. Licensee agrees to pay and shall pay to TSRI a nonrefundable minimum annual royalty in the amount [***…***]. Such payments shall be credited against Running Royalties (as defined in Section 3.3 below) due for that calendar year and Licensee’s royalty reports shall reflect such a credit. Such payments shall not be credited against milestone payments (if any), Sublicense Payments (if any), nor against Running Royalties due for any preceding or subsequent calendar year.

3.3 Running Royalties for Licensed Products. Licensee agrees to pay and shall pay to TSRI a running royalty on a country by country basis, where the Licensed Products are sold by Licensee or Sublicensees and where there are Valid Claims in such country in the amount of [***…***] of Net Sales of Licensed Products (the “Running Royalty”). If Licensee or Sublicensee sells Licensed Product in a country in which there are no Valid Claims, but a Valid Claim exists in any Major Market Country, Licensee

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agrees to pay and shall pay to TSRI a Running Royalty in the amount of [***…***].

3.4 Notwithstanding Section 3.3, in the event Licensee or Sublicensee directly or indirectly alleges in any action or proceeding that (i) any of the Licensed Patent Rights are invalid or unenforceable, or (ii) no royalties, Sublicense Payments, milestone payments, patent costs or other monies are due or required to be paid to TSRI under this Agreement because some or all of the Licensed Patent Rights are invalid or unenforceable (collectively “Challenges”), the royalty rate specified in Section 3.3 shall be increased to [***…***] of Net Sales of Licensed Products during and after the pendency of such Challenges from the date Licensee or Sublicensee first institutes or makes such Challenges and shall continue to apply after the conclusion of such Challenges in the event that at least one (1) claim of the Licensed Patent Rights being challenged that covers such Licensed Products is held to be valid and enforceble.

3.5 Arms-Length Transactions. On sales of Licensed Products which are made in other than an arms-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arms-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

3.6 Duration of Royalty Obligations. The royalty obligations of Licensee as to each Licensed Product shall terminate on a country-by-country basis concurrently with the expiration of the last to expire of a Valid Claim within the Licensed Patent Rights that covers such Licensed Product or, if no patents issue containing a Valid Claim within the Licensed Patent Rights in a given country or if no patent applications are filed in that country of sale, then ten (10) years from the first commercial sale in such country.

3.7 No Right to Recoup Royalty. In the event Licensee or Sublicensee directly or indirectly institutes or makes any Challenges, neither Licensee nor Sublicensee shall have any right to recoup, recover, set off or otherwise get reimbursement of any royalties, Sublicense Payments, milestone payments, patent costs or other monies paid hereunder during the period of such Challenges. Licensee hereby voluntarily and irrevocably waives any right to seek return of such royalties, Sublicense Payments, milestone payments, patent costs or other monies in the event Licensee directly or indirectly institutes or makes any Challenges.

4. Non-royalty Revenues.

4.1 Sublicense Payments. Any and all payments due Licensee pursuant to the grant of a sublicense to the Licensed Patent Rights or Licensed Biological Materials (“Sublicense Revenues”) shall be reported to TSRI by Licensee within thirty (30) days after the end of the calendar quarter in which the Licensee received payment of such Sublicense Revenue (each, a “Notice”). Licensee shall pay to TSRI a non-creditable, non-refundable percentage of these Sublicense Revenues according to the following schedule concurrently

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with the delivery of the Notice relating to such Sublicense Revenue (“Sublicense Payments”):

[***...***]	[***...***]

(a) [***...***]	[***...***]

(b) [***...***]	[***...***]

(c) [***...***]	[***...***]

Any non-cash consideration received by Licensee from Sublicensees or other third parties pursuant to the grant of a sublicense to the Licensed Patent Rights or Licensed Biological Materials shall be valued at its fair market value as of the date of receipt.

4.2 Increase in Sublicense Payments. Notwithstanding Section 4.1, in the event Licensee or Sublicensee directly or indirectly institutes or makes any Challenges, the percentages in Section 4.1 shall be doubled during and after the pendency of such Challenges from the date Licensee or Sublicensee first institutes or makes such Challenges and shall continue to apply after the conclusion of such Challenges in the event that at least one (1) claim of the Licensed Patent Rights being challenged that covers such Licensed Products is held to be valid and enforceble.

4.3 Product Development Milestones. Licensee agrees to pay and shall pay to TSRI the following one-time, non-creditable, non-refundable product development milestones (each, a “Product Development Milestone Payment”) within sixty (60) days of the end of the calendar quarter in which each milestone (or its equivalent) in a Major Market Country first occurs as follows:

[***...***]	[***...***]

[***...***]	[***...***]

[***...***]	[***...***]

[***...***]	[***...***]

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[***...***] For purposes of this Section 4 and Exhibit D: (a) the term [***...***]; (b) the term [***...***]; (c) the term [***...***].	[***...***]

5. Royalty Payments.

5.1 Sales by Licensee. Running Royalties payable pursuant to Section 3 herein, shall be payable by Licensee quarterly, within sixty (60) days after the end of each calendar quarter, based upon Net Sales during the immediately preceding calendar quarter.

5.2 Sales by Sublicensees. Licensee agrees to pay and shall pay to TSRI, or cause its Sublicensees to pay to TSRI all Running Royalties pursuant to Section 3 herein resulting from the activities of its Sublicensees, within sixty (60) days after the end of each calendar quarter.

6. Reports on Progress, Benchmarks, Sales or Payments.

6.1 Commercial Development Plan and Benchmarks. Licensee agrees to provide to TSRI a commercial development plan within six (6) months of the Effective Date, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of commercial use (the “Commercial Development Plan”). The Commercial Development Plan shall incorporate the target performance benchmarks listed in Exhibit D, as may be amended from time to time (the “Benchmarks”). Upon its completion, Licensee’s Commercial Development Plan shall be executed by TSRI and Licensee and incorporated herein.

6.2 Progress Reports on Commercial Development Plan and Benchmarks.

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6.2.1 Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for the Field within sixty (60) days after June 30 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, copies of Licensed Product Data generated during that year, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the period ending June 30 of the following calendar year. TSRI also encourages these reports to include information on any of Licensee’s public service activities that relate to the Licensed Patent Rights. If reported progress differs materially from that projected in the Commercial Development Plan, Licensee shall explain the reasons for such differences. In any such annual report, Licensee may propose amendments to the Commercial Development Plan or Benchmarks, acceptance of which by TSRI may not be withheld, conditioned, denied or delayed unreasonably. Licensee agrees to provide any additional information reasonably required by TSRI to evaluate Licensee’s performance under this Agreement. Licensee may amend the benchmarks set forth in the Commercial Development Plan at any time upon written consent by TSRI. TSRI shall not unreasonably withhold or delay approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of commercial use.

6.2.2 At any time after two (2) years from the Effective Date, TSRI may terminate this Agreement if, in TSRI’s sole reasonable judgment, the progress reports furnished by Licensee do not demonstrate that Licensee is engaged in research, development, manufacturing, marketing or sublicensing activity appropriate to achieving the goals described in Section 6.2.1; provided that TSRI may not terminate this Agreement under this Section 6.2.2 in the event the Licensee has achieved the Benchmarks specified in Exhibit D.

6.2.3 Licensee shall report to TSRI the dates for achieving Benchmarks specified in Exhibit D and the first commercial sale of a Licensed Product in each country within thirty (30) days of such occurrences.

6.3 Reports on Revenues and Payments. Commencing upon the first sale of the first Licensed Product, Licensee shall submit to TSRI, no later than sixty (60) days after the end of each calendar quarter, a royalty report (the “Royalty Report”) setting forth for such quarter at least the following information:

(a) the number of Licensed Products sold by Licensee and its Sublicensees;

(b) the gross amounts due or charged for such Licensed Products;

(c) a detailed list of all deductions applicable to determine the Net Sales of Licensed Products pursuant to Section 1.9;

(d) the amount of Sublicense Revenues received by Licensee and the amount of Sublicense Payments due under Section 4.1; and

(e) the amount of royalty due on all of the above, or if no royalties are due to TSRI for any reporting period, the statement that no royalties are due and an explanation why they are not due for that quarterly period.

Such Royalty Report shall be certified as correct by an officer of Licensee.

6.4 Royalty Payments. Licensee agrees to pay and shall pay to TSRI with each Royalty Report the amount of royalty due with respect to such quarter. All payments due hereunder shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars.

6.5 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of TSRI or its nominee in any commercial bank or trust company of TSRI’s choice located in that country, prompt written notice of which shall be given by Licensee to TSRI.

6.6 Foreign Taxes. Any tax required to be withheld by Licensee under the laws of any foreign country for any royalties or other amounts due hereunder or for the accounts of TSRI shall be promptly paid by Licensee for and on behalf of TSRI to the appropriate governmental authority, and Licensee shall furnish TSRI with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on TSRI’s behalf shall be deducted from royalty payments due TSRI.

6.7 Record Keeping. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of Licensed Products sold under this Agreement, appropriate to determine the amount of royalties, Sublicense Payments, Product Development Milestone Payments and other monies due to TSRI hereunder. Such records shall be retained for at least five (5) years following the end of the reporting period to which such records relate. They shall be available during normal business hours for examination and copying by an independent certified accountant selected by TSRI and reasonably acceptable to Licensee (the “TSRI Accountant”) for the purpose of verifying Licensee’s reports and payments hereunder and its compliance with this Agreement; provided that reasonable advance notice of such examination and copying shall be given by TSRI to Licensee. In conducting examinations pursuant to this Section, the TSRI Accountant shall have access to, and may disclose to TSRI, all records which TSRI reasonably believes to be relevant to the calculation of royalties under Section 3, non-royalty revenues under Section 4 and Licensee’s compliance with this Agreement. Except as set forth above, TSRI’s accountant shall not disclose to TSRI any information other than information relating to the accuracy of reports and payments made hereunder and to Licensee’s compliance with this Agreement. Except as otherwise expressly provided herein, such examination by the TSRI Accountant shall be at TSRI’s sole cost and expense. Notwithstanding the foregoing, if the TSRI Accountant concludes in writing that Licensee underreported or underpaid an amount in excess of five percent (5%) for any twelve (12) month period (each, an “Alleged Underpayment”), such conclusion, and the TSRI Accountant’s detail in support thereof, shall be delivered to Licensee. Licensee shall pay the cost of such examination (including without limitation TSRI’s attorney’s fees, accountant’s fees and other costs) as well as any additional sum that would have been payable to TSRI had the Licensee reported correctly (as set forth in the TSRI Accountant’s report), plus interest on said sum at the rate of one percent (1.0%) per month (pro rated for a partial month) accruing from the date such underpaid amount was initially due (collectively, the “Penalty Payment”) within thirty (30) days of Licensee’s receipt of the Alleged Underpayment.

7. Representations and Warranties.

7.1 Licensor. TSRI hereby represents and warrants to Licensee that as of the Effective Date:

(a) All corporate action on the part of TSRI necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken.

(b) This Agreement is the legal, valid and binding obligation of TSRI, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.

(c) TSRI, to its actual knowledge, has the full right and power to enter into this Agreement and has the full rights to grant to Licensee the licenses and license rights granted to Licensee under the terms of this Agreement.

(d) Subject to the Rights of the U.S. Government as described in this Agreement, TSRI, to its actual knowledge, is the sole owner of all Licensed Patent Rights and TSRI has not granted to any third party any license, option or other rights with respect to the Licensed Patent Rights (other than any such license, option or other rights that has expired unexercised, or has been waived in writing such that TSRI is free to grant licensee the license and rights it purports to grant under this Agreement).

(e) TSRI’s general counsel has not received any written notice from a third party challenging TSRI’s right to grant the licenses to Licensee pursuant to this Agreement.

7.2 Licensee. Licensee hereby represents and warrants to TSRI that as of the Effective Date:

(a) All corporate action on the part of Licensee necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken.

(b) This Agreement is the legal, valid and binding obligation of Licensee, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.

(c) Licensee, to its actual knowledge, has the full right and power to enter into this Agreement and to perform all of its obligations hereunder.

8. Patent Matters.

8.1 Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 8 shall control the prosecution of any patent application and maintenance of any patent included within Licensed Patent Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, TSRI shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom. TSRI shall select the patent attorney, subject to Licensee’s written approval, which approval shall not be unreasonably withheld. Both parties agree that TSRI shall have the right, at its sole discretion, to utilize TSRI’s Office of Patent Counsel in lieu of or in addition to independent counsel for patent prosecution and maintenance described herein, and the fees and expenses associated with the work done by such Office of Patent Counsel and/or independent counsel shall be paid as set forth below. Licensee shall have full rights of consultation with the patent attorney so selected on all matters relating to Licensed Patent Rights and Licensee, and its counsel, shall have the right to review and provide comments on any and all filings, correspondence or other documents to be filed with, or submitted to, any regulatory body, including, but not limited to the U.S. Patent and Trademark Office, that relate to any Licensed Patent Rights, in each case at least ten (10) business days prior, whenever reasonably possible, to the filing or submission thereof. TSRI shall implement all reasonable and timely requests made by Licensee with regard to such matters, provided, however, that such requests are delivered within the first to occur of (a) fifteen (15) days following TSRI’s written notification to Licensee or (b) two (2) business days prior to the filing or submission thereof of any correspondence with the U.S.P.T.O. by TSRI.

8.2 Information to Licensee. TSRI shall keep Licensee timely informed in writing with regard to the patent application and maintenance processes. TSRI shall deliver to Licensee copies of all patent applications, amendments, office actions, responses, related correspondence, and other related matters in a timely matter.

8.3 Patent Costs. Licensee acknowledges and agrees that the license granted hereunder is in partial consideration for Licensee’s assumption of patent costs and expenses as described herein. Licensee agrees to pay and shall pay for all expenses referenced in Section 8.1. Licensee also agrees to pay and shall pay [***…***] according to schedule in Exhibit E, as well as all future patent expenses associated with the work on the Licensed Patent Rights performed by TSRI’s Office of Patent Counsel and/or its independent counsel selected in accordance with Section 8.1 within thirty (30) days after Licensee receives an itemized invoice therefor. Failure of Licensee to pay patent costs and expenses as set forth in this Section 8.3 shall immediately relieve TSRI from its obligation to incur any further patent costs and expenses. For the avoidance of doubt, should Licensee be more than thirty (30) days in arrears for any patent costs and expenses due to TSRI or independent counsel, TSRI shall have the right, at its sole discretion, to cease all patent prosecution and allow Licensed Patent Rights to go abandoned. Such action by TSRI shall not, by itself, constitute a breach of this Agreement. Payment can be made directly to independent counsel, or to TSRI, at Licensee’s sole election. Licensee may elect with a minimum of thirty (30) days prior written notice to TSRI, to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Licensed Patent Rights. Licensee shall remain liable for all patent prosecution and maintenance costs incurred prior to the date of notice of election and for a thirty (30) day period following date of such notice. Any such patent application or patent so elected shall immediately be excluded from the definition of Licensed Patent Rights and from the scope of the licenses granted under this Agreement, and all rights relating thereto shall revert to TSRI and may be freely licensed by TSRI.

8.4 Reversion Rights. If TSRI decides not to file, prosecute or maintain any patent included within the Licensed Patent Rights, it shall give Licensee reasonable notice to that effect sufficiently in advance of any deadline for any filing or submission with respect to any such patent to permit Licensee to carry out such activity. After such notice, provided that Licensee is not in breach or default under this Agreement, Licensee may file, prosecute and maintain each such patent, and perform such acts as may be reasonably necessary for Licensee or TSRI to file, prosecute or maintain such patent, in its sole discretion and at its sole cost and expense. If Licensee does so elect, then TSRI shall provide such full cooperation to Licensee, including the execution and filing of appropriate instruments, as may reasonably be requested to facilitate the transition of such patent activities.

8.5 Ownership. The patent applications filed and the patents obtained by TSRI pursuant to Section 8.1 hereof shall be owned solely by TSRI, assigned solely to TSRI and deemed a part of Licensed Patent Rights.

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8.6 TSRI Right to Pursue Patent. If at any time during the term of this Agreement, Licensee’s rights with respect to Licensed Patent Rights are terminated, TSRI shall have the right to take whatever action TSRI deems appropriate to obtain or maintain the corresponding patent protection. If TSRI pursues patents under this Section 8.6, Licensee agrees to cooperate fully, including by providing, at no charge to TSRI, all appropriate technical data and executing all necessary legal documents.

8.7 Infringement Actions.

8.7.1 Consultation. TSRI and Licensee shall promptly notify the other in writing of any alleged or threatened infringement of, or any challenge to the validity or unenforceability of, Licensed Patent Rights of which it becomes aware. After receiving notice from the other party of a possible infringement of the Licensed Patent Rights by a third party, the parties will consult with each other about whether and to what extent such third party’s products or activities are infringing upon the Licensed Patent Rights in that country and the extent to which the infringing products or activities are damaging sales of Licensed Products in such country; provided, however, that promptly after delivery of such notice, and in any event prior to engaging in any such consultation or discussion, TSRI and Licensee shall enter into a mutually acceptable joint defense/common interest agreement for the purpose of preserving all applicable privileges attaching to the parties’ discussion and pursuit of their mutual interest in the enforcement of the Licensed Patent Rights. In this way, the parties will attempt to reach a mutual agreement regarding what, if any, action should be taken against the third party.

If (i) such third party’s products or activities are literally infringing upon the Licensed Patent Rights in a Major Market Country, and (ii) cumulative lost sales of Licensed Products as a result of such infringing activity exceed $[***…***], then, except as otherwise mutually agreed by the parties pursuant to Section 8.7.1, Licensee shall have the obligation to prosecute such infringement (including defense of actions for declaratory relief of non-infringement) by that third party; provided that Licensee shall only have such obligation if it has standing to prosecute such infringement. If the parties cannot agree on a course of action to be taken against such third party infringer, and such third party’s products or activities are occurring in a non-Major Market Country, then Licensee shall have the first right, but not the obligation, to prosecute such infringement. Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense, but only with the prior written consent of TSRI, which consent shall not be unreasonably withheld, conditioned or delayed. TSRI shall permit any action to be brought in its name and/or join in such action if required by law, and Licensee shall hold TSRI harmless from any costs, expenses or liability respecting such action. TSRI agrees to provide reasonable assistance of a technical nature which Licensee may require in any litigation arising in accordance with the provisions of this Section 8.7.1, for which Licensee shall pay to TSRI a reasonable hourly rate of compensation. In the event Licensee is not obligated to, pursuant to Section 8.7.1, and decides not to, or the parties mutually agree not to, pursuant to Section 8.7.1, prosecute any such infringement, then Licensee shall notify TSRI in writing within ninety (90) days of initial consultation pursuant to Section 8.7.1, and TSRI shall have the right, but not the

14	*Confidential Treatment Requested

obligation, to prosecute such infringement on its own behalf. If Licensee does not have sufficient standing to prosecute any such infringement and requests that TSRI prosecute such infringement, TSRI will prosecute such infringement under its own name on behalf of Licensee at Licensee’s cost and expense. Failure on the part of Licensee to prosecute any such infringement for which it has standing to prosecute shall be grounds for conversion of the exclusive licenses granted to Licensee hereunder to co-exclusive licenses with Licensee and with such infringing third party(ies), with respect to the country in which such infringement occurs, at the option of TSRI, provided, however, that TSRI may only subsequently enter into subsequent license agreements with such infringing third party(ies) (i.e., not any other third party) and, provided further, that such license(s) shall not contain running royalty rates lower than the rates specified in this Agreement nor grant such third parties the right to sublicense. Licensee agrees to execute any and all necessary documents and perform such acts as are reasonably requested by TSRI in order to effect such grant to such third party. All fees, royalties, payments and any other consideration to be paid by that third party under the co-exclusive license shall be paid to TSRI.

8.7.2 Allocation of Recovery. Any damages or other recovery from an infringement action undertaken by Licensee pursuant to Section 8.7.1 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties as follows if Licensee has prosecuted the action: (i) Fifteen Percent (15%) to TSRI and (ii) Eighty Five Percent (85%) to Licensee. If TSRI, rather than Licensee, has prosecuted any such action, then any damages or other recovery net of the parties’ costs and expenses incurred in such infringement action shall be allocated: (i) Fifteen Percent (15%) to Licensee and (ii) Eighty Five Percent (85%) to TSRI. If Licensee and TSRI jointly prosecute any such action, then any damages or other recovery net of the parties’ costs and expenses incurred in such infringement action shall be allocated: (i) Fifty Percent (50%) to Licensee and (ii) Fifty Percent (50%) to TSRI.

9. Indemnity and Insurance.

9.1 Indemnity.

9.1.1 Licensee hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity and their trustees, directors, officers, employees, scientists, agents, successors, assigns and other representatives (collectively, the “TSRI Indemnitees”) from and against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs, whether or not a lawsuit or other proceeding is filed (“TSRI Claim”), that arise out of or relate to (a) Licensee’s or any Sublicensee’s use of any of the Licensed Patent Rights or Licensed Biological Materials, (b) alleged defects or other problems with any of the Licensed Products or Licensed Biological Materials manufactured, sold, distributed or rendered by Licensee or any Sublicensee, including without limitation any personal injuries, death or property damages related thereto, (c) any advertising or other promotion of the Licensed Products or Licensed Biological Materials by Licensee or any Sublicensees, (d) any allegations that the Licensed

Products or Licensed Biological Materials developed, manufactured, sold, distributed or rendered by Licensee or any Sublicensee and/or any trademarks, service marks, logos, symbols, slogans or other materials used in connection with or to market Licensed Products or Licensed Biological Materials violate or infringe upon the trademarks, service marks, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, trade secrets, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property rights of any third party, (e) Licensee’s or any Sublicensee’s failure to comply with any applicable laws, rules or regulations, (f) Licensee’s or any Sublicensee’s transactions with third parties or the operation of their respective businesses, and/or (g) the negligent or willful acts or omissions of Licensee or any Sublicensee. Licensee’s indemnity obligation is subject to (i) TSRI promptly notifying Licensee in writing of such TSRI Claim, (ii) Licensee having the sole control of the defense and/or settlement thereof except as provided below, and (iii) TSRI Indemnitee furnishing to Licensee, on request and at Licensee’s expense, all relevant information available to the TSRI Indemnitee and reasonable cooperation for such defense. Licensee shall not enter into any settlement of such TSRI Claims that involve TSRI admitting any liability, paying any money, taking any action that would have an adverse effect on TSRI’s reputation or business or that does not unconditionally release TSRI from all liability without TSRI’s prior written consent. Notwithstanding the above, TSRI Indemnitees, at their sole cost and expense, shall have the right to retain separate independent counsel to assist in defending any such TSRI Claims. In the event Licensee fails to promptly indemnify and defend such Claims and/or pay TSRI Indemnitees’ expenses as provided above, TSRI Indemnitees shall have the right to defend themselves, and in that case, Licensee shall reimburse TSRI Indemnitees for all of their reasonable, actual and documented attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of Indemnitees’ written requests, which requests shall include such documentation. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Licensee to TSRI Indemnitees.

9.2 Insurance. Licensee shall supply copies of certificates to TSRI on any commercial general liability and product liability insurance policies maintained by Licensee, its Affiliates and Sublicensees applicable to the Licensed Products and Licensed Biological Materials.

9.2.1 Prior to the commencement of clinical trials by the Licensee relating to any such Licensed Product or Licensed Biological Material, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $1,000,000 per incident and $2,000,000 annual aggregate and naming TSRI or, if permitted by the insurer, the TSRI Indemnitees, as additional insured. Upon commencement of clinical trials by the Licensee relating to any such Licensed Product or Licensed Biological Material, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $4,000,000 annual aggregate and naming TSRI or, if permitted by the insurer, the TSRI Indemnitees, as additional insured. Upon commencement of commercial distribution or sale of any such Licensed Product or Licensed Biological Material by

Licensee or by a Sublicensee, except for the purpose of seeking or obtaining regulatory approvals or for any clinical or pre-clinical trials or testing (including under third party collaborations), Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $5,000,000 per incident and $10,000,000 annual aggregate and naming TSRI or, if permitted by the insurer, the TSRI Indemnitees, as additional insured. Such commercial general liability insurance shall provide (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (iii) coverage for TSRI’s litigation costs. If Licensee elects to self insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self insurance program must be acceptable to TSRI in its sole discretion. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement.

9.2.2 In addition, Licensee, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against TSRI and the Indemnitees, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss of or damage to Licensee or its property or the property of others under its control. Licensee’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this paragraph in favor of TSRI and the Indemnitees. Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Licensee’s insurance policies shall be primary and not contributory to any insurance carried by its Sublicensees or by TSRI. Upon TSRI’s request, Licensee shall deliver to TSRI copies of insurance certificates or binders that comply with the requirements of this Section 9.

9.2.3 Licensee shall provide TSRI with written notice at least thirty (30) days prior to the cancellation, non renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such thirty (30) day period, TSRI shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.

9.2.4 Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product or Licensed Biological Material relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee or by a Sublicensee, Affiliate or agent of Licensee; and (b) a reasonable period after the period referred to in Section 9.2.4(a) which in no event shall be less than five (5) years.

9.3 Pre-Challenge Requirements. Licensee will provide written notice to TSRI at least one hundred eighty (180) days prior to instituting or making any Challenges. Licensee will include with such written notice a list of all prior art and a description of the other facts and arguments that supports its contention that any of the Licensed Patent Rights are invalid or unenforceable to enable the parties to attempt in good faith to mutually resolve such issues.

10. Warranty Disclaimer.

10.1 Warranty Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 7.1 OF THIS AGREEMENT, TSRI MAKES NO WARRANTIES CONCERNING LICENSED PATENT RIGHTS, LICENSED BIOLOGICAL MATERIALS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND TSRI DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT, TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF LICENSED PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT OR LICENSED BIOLOGICAL MATERIAL WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY LICENSED PATENT RIGHTS OR LICENSED BIOLOGICAL MATERIALS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE LICENSED PATENT RIGHTS OR LICENSED BIOLOGICAL MATERIALS ARE SUITABLE FOR LICENSEE’S PURPOSES.

10.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER TSRI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS SINCE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

11. Confidentiality and Publication.

11.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates or expires, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

11.2 Publications. Each party agrees that the other party shall have a right to publish in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, either party’s right to publish. Each party shall take reasonable steps to provide the other party with a copy of any manuscript related to the Licensed Patent Rights prior to publication. The parties agree to follow standard scientific practices with respect to authorship and the provision of materials on any such publication.

11.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or under any such sublicense agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 11.2 of this Agreement shall not be construed as publicity governed by this Section 11.3. Notwithstanding anything herein to the contrary, Licensee (or any successor or parent company thereof) shall be permitted to file this Agreement publicly with the Securities and Exchange Commission and any national securities exchange, as well as the public announcement in a form of a press release of such official fillings, without the prior consent of TSRI and shall be permitted to include a summary of the material terms thereof in any filing therewith. Notwithstanding the foregoing, any such filing or announcement shall be redacted to prevent disclosure of any confidential information to the maximum extent permissible by the applicable regulatory agency. In addition, Licensee may disclose the terms of this Agreement to a third party under a duty of confidentiality in connection with the potential or actual financing or sale of any portion of Licensee’s business related to this Agreement.

12. Term and Termination.

12.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted hereunder, shall terminate as provided in Section 3.6 hereof.

12.2 Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both parties.

12.3 Termination by TSRI. TSRI may terminate this Agreement as follows:

(a) If Licensee does not make an undisputed payment due hereunder and fails to cure such undisputed non-payment (including the payment of interest in accordance with Section 14.2 hereof) within thirty (30) days after the date of notice in writing of such non-payment by TSRI;

(b) If Licensee defaults in its indemnification and insurance obligations under Section 9 and does not cure such default within thirty (30) days after the date of notice in writing of such default by TSRI to Licensee;

(c) If, at any time after two (2) years from the date of this Agreement, TSRI determines that the Agreement should be terminated pursuant to Section 6.2;

(d) If Licensee shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon TSRI giving written notice to Licensee;

(e) If an examination by TSRI’s accountant pursuant to Section 6.7 shows a second occurrence of an underreporting or underpayment by Licensee in excess of twenty percent (20%) for any twelve (12) month period;

(f) If Licensee is convicted of a felony relating to the manufacture, use or sale of Licensed Products or Licensed Biological Materials; or

(g) Except as provided in subparagraphs (a) – (f) above, if Licensee defaults in the performance of any material obligation under this Agreement and the default has not been remedied within sixty (60) days after the date of notice in writing of such default by TSRI to Licensee;

12.4 Termination by Licensee. Licensee may terminate this Agreement by giving sixty (60) days advance written notice of termination to TSRI.

12.5 Licensed Product Data. Should this Agreement be terminated by either party prior to the expiration of the license term, Licensee hereby grants to TSRI a royalty-free and fully paid up non-exclusive license to use all animal and clinical data previously collected and owned or controlled by Licensee in connection with the Licensed Patent Rights for use with exercising the Licensed Patent Rights and to cross-reference such Licensed Product Data in any FDA filing(s).

12.6 Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date other than the obligation of Licensee to make any and all reports and payments for the final quarterly period. Sections 2.4, 2.5, 6.3, 6.4, 6.5, 6.6, 6.7, 8.3, 8.4, 9.1, 9.2, 10, 11, 12.5,

12.6, 12.9, 13.2 and 14 and all defined terms used therein shall survive the expiration of this Agreement.

12.7 Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the licenses granted hereunder shall terminate and revert to TSRI, and all sublicenses granted by Licensee shall also automatically transfer to TSRI. Except as otherwise provided in Section 12.7 of this Agreement with respect to inventory and work in progress, upon such termination, Licensee shall have no further right to develop, manufacture or market any Licensed Product or Licensed Biological Material, or to otherwise use any Licensed Patent Rights or any Licensed Biological Materials. Upon any such termination, Licensee shall promptly return or destroy all materials, samples, documents, information, and other materials which embody or disclose Licensed Patent Rights or any Licensed Biological Materials; provided, however, that Licensee shall retain one full set of aforementioned items for archive purposes and shall not be obligated to provide TSRI with proprietary information which Licensee can show that it independently developed, except for Licensed Product Data as required under Section 12.4. Any such termination shall not relieve either party from any obligations accrued to the date of such termination. Sections 2.4, 2.5, 6.3, 6.4, 6.5, 6.6, 6.7, 8.3, 8.4, 9.1, 9.2, 10, 11, 12.5, 12.6, 12.7, 12.9, 13.2 and 14 and all defined terms used therein shall survive the termination of this Agreement for any reason.

12.8 Work in Progress. Upon any such early termination of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work in progress and to sell any completed inventory of a Licensed Product covered by such license which remain on hand as of the date of the termination, so long as Licensee sells such inventory in the normal course of business and at regular selling prices and pays to TSRI the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination in accordance with the terms hereof.

12.9 Final Royalty Report. In the event of the termination or expiration of this Agreement, Licensee shall submit a final report to TSRI within sixty (60) days of such termination or expiration, and any payments due TSRI and unreimbursed patent expenses invoiced by TSRI shall become immediately payable.

13. Assignment; Successors.

13.1 Assignment. Any and all assignments of this Agreement or any rights granted hereunder by Licensee without the prior written consent of TSRI are void, except that Licensee has the right to assign this Agreement to any entity (or a parent company thereof) that acquires all or substantially all of Licensee’s business related to this Agreement, whether by sale of assets, sale of stock, merger, consolidation, joint venture or otherwise, without the consent of TSRI.

13.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee (and any parent company of such successors). Any such successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI as a condition to TSRI’s agreement to consent to any such assignment if TSRI’s consent is required hereunder.

14. General Provisions.

14.1 Independent Contractors. The relationship between TSRI and Licensee is that of independent contractors. TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

14.2 Late Payments. Late payments of any and all payments due hereunder shall be subject to a charge of One Percent (1.0%) per month or the highest rate permitted by law, whichever is lower, pro rated for the portion of any month in which an undisputed payment is late.

14.3 Governmental Approvals and Marketing of Licensed Products. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Licensed Product or Licensed Biological Material, at Licensee’s expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Products.

14.4 Patent Marking. To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

14.5 No Use of Name. The use of the name “The Scripps Research Institute,” “Scripps,” “TSRI” or any variation thereof in connection with the advertising, sale or performance of Licensed Products or Licensed Biological Materials is expressly prohibited.

14.6 U.S. Manufacture. To the extent required, Licensee agrees to abide by the Preference for United States Industry as set forth in 37 CFR 401.14 (I) and exemptions and exceptions thereof, each as may be amended or restated from time to time.

14.7 Foreign Registration. Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall ensure that all foreign laws affecting this Agreement or the sale of Licensed Products or Licensed Biological Materials are satisfied.

14.8 Use of Biological Materials. Licensee agrees that its use of any Licensed Biological Materials shall comply with all applicable statutes, regulations, and guidelines. Licensee agrees not to use the Licensed Biological Materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR 50 and 45 CFR 46, each as may be amended or restated from time to time. Licensee agrees not to use the Licensed Biological Materials for research involving human subjects or clinical trials outside of the United States without complying with the applicable regulations of the appropriate national control authorities.

14.9 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the AAA, and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

14.9.1 Location. The location of the arbitration shall be in the County of San Diego. TSRI and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the AAA arbitration panel selected by the parties and located in San Diego County, California for any dispute regarding this Agreement, and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding to enforce an arbitration award or as otherwise provided in Section 14.9.5 below, and waive any right to contest or otherwise object to such jurisdiction or venue.

14.9.2 Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator, and all arbitrators must have at least ten (10) years experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between Licensee and TSRI. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten (10) days, and the other party fails to appoint its designated arbitrator within ten (10) days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

14.9.3 Discovery. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

14.9.4 Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

14.9.5 Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action shall be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties. Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

14.9.6 Expenses. The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

14.9.7 Confidentiality. Except as set forth below, and as necessary to obtain or enforce a judgment upon any arbitration award, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as required by applicable securities laws, rules and regulations.

14.10 Entire Agreement; Modification. This Agreement and all of the attached Exhibits set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

14.11 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflicts or choice of laws principles.

14.12 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.13 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

14.14 No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.15 Name. Whenever there has been an assignment by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee.

14.16 Attorneys’ Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default.

14.17 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by facsimile, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For TSRI:

The Scripps Research Institute

10550 North Torrey Pines Road, TPC-9

La Jolla, California 92037

Attention: Director, Technology Development

Fax No.: (858) 784 9910

with a copy to:

The Scripps Research Institute

10550 North Torrey Pines Road, TPC-8

La Jolla, California 92037

Attention: Chief Business Counsel

Fax No.: (858) 784 9399

For Licensee:

Sorrento Therapeutics, Inc.

6042 Cornerstone Ct., Suite B

San Diego, CA 92121

Attention: Chief Executive Officer

Fax No.: (858) 210-3759

with a copy (which shall not constitute notice to Licensee) to:

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Attention: Jeffrey T. Hartlin, Esq.

Fax No.: (858) 458-3122

Notices shall be deemed delivered upon the earlier of (a) when received; (b) three (3) days after deposit into the U.S. mail; (c) the date notice is sent via facsimile; or (d) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

14.18 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

—Signatures appear on the following page—

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:		LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE		SORRENTO THERAPEUTICS, INC.

By:	/s/ Thomas E. Northrup	By:	/s/ Antonius Schuh
Title:	Thomas E. Northrup, Ph.D., J.D.	Title:	Antonius Schuh, CEO
Chief Business Counsel
The Scripps Research Institute

EXHIBIT A

LICENSED BIOLOGICAL MATERIALS

[***…***]

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EXHIBIT B

LICENSED PATENT RIGHTS

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EXHIBIT C

THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION THEREOF MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

COMMON STOCK WARRANT

SORRENTO THERAPEUTICS, INC.

Warrant Shares: [***…***]	Issuance Date: January 8, 2010

THIS IS TO CERTIFY that, for value received and subject to the provisions hereinafter set forth, THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), is entitled to purchase from SORRENTO THERAPEUTICS, INC., a Delaware corporation (the “Company”), the Number of Warrant Shares (as hereinafter defined) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), in accordance with Section 2 hereof, at the per share exercise price of $ [***…***] (the “Exercise Price”), payable as provided herein, subject to the provisions and adjustments and on the terms and conditions hereinafter set forth. This Common Stock Warrant (this “Warrant”) is being issued pursuant to that certain License Agreement, dated as of January 8, 2010 by and between the Company and TSRI.

1. Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the following respective meanings:

(a) “Company Sale” shall mean the sale of all or substantially all of the assets of the Company to another corporation or entity, or the merger or consolidation of the Company into or with another corporation or entity, with the result that upon conclusion of the transaction less than fifty-one percent (51%) of the outstanding securities entitled to vote generally in the election of managers or directors or other capital interests of the acquiring corporation or entity is owned, directly or indirectly, by the stockholders of the Company as of immediately prior to such transaction.

(b) “Number of Warrant Shares” shall mean, at the time of any determination thereof (i) if no adjustments have theretofore been made pursuant to the provisions of Section 6 hereof, the Original Number of Warrant Shares, and (ii) if any one or more such adjustments have been so made, the amount to which the Original Number of Warrant Shares shall have been so adjusted pursuant to the terms of this Warrant, in each case reduced

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appropriately by the number of shares of Common Stock theretofore purchased pursuant to the exercise of this Warrant.

(c) “Original Number of Warrant Shares” shall mean [***…***] fully paid and nonassessable shares of Common Stock (as adjusted, if applicable, pursuant to the terms hereof).

(d) “Principal Market” means The New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the OTC Bulletin Board or Pink OTC Markets Inc., or any successor national securities exchange to the foregoing.

(e) “Termination Date” shall mean the earlier to occur of: (i) the closing of a Company Sale; and (ii) the close of business on [***…***].

(f) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the stock is not trading on the Principal Market, any day on which the New York Stock Exchange is open for trading; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(g) “Warrant Shares” shall mean shares of Common Stock purchased or purchasable by TSRI upon exercise of this Warrant.

2. Exercise of Warrant.

(a) Mechanics.

(i) The purchase rights represented by this Warrant are exercisable by TSRI in whole or in part, at any time on or before the Termination Date, or from time to time, by delivery of the following at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to TSRI at the address of TSRI appearing on the books of the Company): (a) this Warrant; (b) the Notice of Exercise attached as EXHIBIT A hereto (the “Notice of Exercise”) completed and executed on behalf of TSRI; and (c) payment of the applicable Exercise Price for the shares being exercised.

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(b) Certificates; Escrow.

(i) As promptly as practicable after the delivery to the Company of a properly completed and executed Notice of Exercise, the surrender of this Warrant to the Company and either payment to the Company of the aggregate Exercise Price as set forth above or designating on the Notice of Exercise that TSRI elects to use a Cashless Exercise, at TSRI’s sole option, a certificate for shares purchased hereunder shall be transmitted by the Company or by the transfer agent of the Company to TSRI by, upon TSRI’s instructions, crediting the account of TSRI’s designated brokerage account or otherwise by physical delivery to the address of TSRI specified on the Notice of Exercise; and

(ii) In the event that this Warrant is exercised in part, the Company will execute and deliver a new warrant of like tenor exercisable for the Original Number of Warrant Shares less the aggregate Number of Warrant Shares theretofore purchased pursuant to the exercise of this Warrant; provided, however, that this Warrant and all rights and options hereunder shall expire and be void as of the Termination Date.

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4. Reservation of Stock. The Company covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and in reserve, and available for issuance, free of any preemptive rights, rights of first refusal or similar rights, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant in whole.

5. Compliance with Securities Act.

(a) TSRI, by acceptance of this Warrant, agrees that this Warrant and the Warrant Shares to be purchased upon exercise hereof are being acquired for investment for its own account and that TSRI will not offer, sell or otherwise transfer any Warrant Shares to be issued upon exercise hereof, in whole or in part, except under circumstances that will not result in a violation of the Securities Act or any state securities laws. The Warrant Shares shall be stamped or imprinted with legends in substantially the following forms:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY IN CONNECTION WITH SUCH A DISPOSITION PURSUANT TO AN EXEMPTION.”

(b) By acceptance of this Warrant, TSRI specifically represents and warrants to the Company as of the Issuance Date as follows:

(i) TSRI believes it has received all the information it considers necessary or appropriate for deciding whether to acquire this Warrant. TSRI further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties and financial condition of the Company.

(ii) TSRI understands that this Warrant is, and the Warrant Shares will be upon issuance, “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, TSRI represents that it is familiar with Rule 144 promulgated under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.

(iii) TSRI (a) is an “accredited investor” as defined in Regulation D under the Securities Act, (b) can bear the economic risk of its investment in the Warrant and the Warrant Shares, and (c) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares.

(iv) This Warrant and the Warrant Shares are being acquired for investment for TSRI’s own account, not as a nominee or agent for any other person, and without a view to the distribution of this Warrant or the Warrant Shares or any interest therein in violation of the Securities Act, and neither this Warrant nor the Warrant Shares will be disposed of in contravention of the Securities Act or any applicable state securities laws.

(v) TSRI has reviewed with its own tax advisors the federal, state and local tax consequences of TSRI’s investment in this Warrant and the Warrant Shares. With respect to such matters, TSRI relies solely on such tax advisors and not on any statements or representations of the Company or its agents, written or oral. TSRI understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of TSRI’s investment in this Warrant and the Warrant Shares.

(vi) TSRI has had the opportunity to consult with its own legal counsel in connection with TSRI’s investment in this Warrant and the Warrant Shares. TSRI acknowledges that it is relying solely on its own legal counsel and not on the Company or its agents for legal advice with respect to such matters.

6. Stock Dividends, Subdivisions and Combinations. In the event that after the initial date of issuance of this Warrant the Company shall:

(a) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock or issue a stock dividend to all the holders of Common Stock; or

(b) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock;

then (y) the Number of Warrant Shares shall be adjusted to that Number of Warrant Shares determined by multiplying the Number of Warrant Shares that could be purchased hereunder immediately prior to such event by a fraction (A) the numerator of which shall be the total number of outstanding shares of Common Stock immediately after such event and (B) the denominator of which shall be the total number of outstanding shares of Common Stock immediately prior to such event and (z) the Exercise Price shall be adjusted to equal (i) the Exercise Price in effect immediately prior to such event multiplied by (ii) the quotient obtained by dividing (I) the Number of Warrant Shares as of immediately prior to such event by (II) the Number of Warrant Shares immediately after such adjustment (as calculated under clause (y) hereof). Whenever the Number of Warrant Shares or the Exercise Price is adjusted as provided herein, the Company shall provide written notice to TSRI explaining such adjustments and the calculations used to reach such adjustments.

7. Notice of Extraordinary Dividends. If the Board of Directors of the Company shall declare any dividend or other distribution on its Common Stock except out of earned surplus or by way of a stock dividend payable on its Common Stock, the Company shall mail notice thereof to TSRI not less than fifteen (15) days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution and TSRI shall not participate in such dividend or other distribution or be entitled to any rights on account or as a result thereof unless and to the extent the Warrant is exercised prior to such record date.

8. Fractional Shares. Fractional shares shall not be issued upon the exercise of this Warrant but in any case where TSRI would, except for the provisions of this Section 8, be entitled under the terms hereof to receive a fractional share upon the complete exercise of this Warrant, the Company shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the excess of the value of such fractional share (determined based on the closing price of the Common Stock as reported on the Principal Market or, if the Common Stock is not listed on the Principal Market, determined by the Company’s Board of Directors in good faith, in any case as of the trading day immediately prior to the date of such exercise) over the proportional part of the Exercise Price represented by such fractional share.

9. Fully Paid Stock; Authority; Taxes. The Company covenants and agrees that the shares of Common Stock issued upon exercise of this Warrant in accordance with its terms shall, at the time of such delivery, be validly issued and outstanding and be fully paid and nonassessable. The Company represents and warrants that this Warrant has been duly authorized by all necessary corporate action, has been duly executed and delivered, is a legal and binding obligation of the Company and the Company has all requisite corporate power and authority to issue this Warrant and to perform all of its obligations hereunder. TSRI covenants and agrees that it shall pay when due and payable any and all federal and state taxes (other than income taxes) that may be payable in respect of this Warrant or any Common Stock or certificates issued upon the exercise of this Warrant in accordance with its terms.

10. Restriction on Transferability of Warrant. In addition to any other limitation on transfer created by applicable securities laws, this Warrant is not transferable.

11. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and not take any actions that would impair TSRI’s rights under this Warrant.

12. Mutilated, Lost, Stolen or Destroyed Warrant. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Warrant of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Warrant, and upon receipt of indemnity in favor of the Company that is satisfactory to the Company.

13. Warrant Holder Not Stockholder. This Warrant does not confer upon TSRI any right to vote or to consent as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights as a stockholder, prior to the exercise of this Warrant as hereinbefore provided.

14. Severability. Should any part of this Warrant for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Warrant had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed and accepted the remaining portion of this Warrant without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

15. Notices. Any notice or other communication required or permitted to be delivered to either party shall be in writing and shall be deemed properly delivered, given and received (a) when received if hand delivered, (b) on confirmation by sender of receipt if sent by facsimile, or (c) on the first business day after being sent by registered overnight mail, return receipt requested, by overnight courier or by overnight express delivery service, to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(i)	if to the Company:

C/O SORRENTO THERAPEUTICS, INC.

6042 Cornerstone Ct., West, Suite B

San Diego, CA 92121

Attn: Chief Executive Officer

Fax: (858) 210-3759

with a copy to (which shall not constitute notice to the Company):

PAUL, HASTINGS, JANOFSKY & WALKER LLP

55 Second Street, 24th Floor

San Francisco, CA 94105

Attn: Jeffrey T. Hartlin, Esq.

Fax: (415) 856-7124

(ii)	if to TSRI:

The Scripps Research Institute

10550 North Torrey Pines Road, TPC-8

La Jolla, California 92037

Attn: Chief Business Counsel

Fax: (858) 784-9399

16. Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law provisions.

17. Company Sale. The Company shall deliver written notice of any Company Sale to TSRI at least twenty (20) days prior to the consummation of such Company Sale.

18. Entire Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior or contemporaneous understandings between the parties, whether oral or written, regarding this subject matter. This Agreement can only be modified or amended by a written document signed by the Company and TSRI.

19. Financial Reports. In the event the Common Stock is no longer being traded on the Principal Market, from and after that time and until the earlier of (i) the Termination Date, (ii) the complete exercise of this Warrant, or (iii) the time when the Common Stock resumes being traded on the Principal Market, the Company shall deliver to TSRI within 150 days after the close of each fiscal year of the Company an audited financial statement, including an audited balance sheet and statement of changes in financial position at and as of the end of such fiscal year and an audited statement of income for such fiscal year (the “Financial Statements”). Unless and until the Financial Statements are made publicly available by the Company through one or more filings with the Securities and Exchange Commission or otherwise, TSRI shall maintain the confidentiality of the information contained in such Financial Statements delivered to TSRI.

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IN WITNESS WHEREOF, SORRENTO THERAPEUTICS, INC. has caused this Common Stock Warrant to be signed by a duly authorized officer as of the Issuance Date.

SORRENTO THERAPEUTICS, INC.

By:
Name:	Antonius Schuh, Ph.D.
Its:	Chief Executive Officer

EXHIBIT A

NOTICE OF EXERCISE

(1) The undersigned hereby elects to exercise the attached Common Stock Warrant for a total of          shares of Common Stock of SORRENTO THERAPEUTICS, INC.

(2) Payment for the Warrant Shares shall be as follows (check one):

[    ] Payment of the Exercise Price therefor is included herewith.

[    ] The undersigned elects to purchase the Warrant Shares with a Cashless Exercise pursuant to Section 2(a)(ii) of the Warrant.

(3) Please issue a certificate or certificates representing said shares of Common Stock in the name of THE SCRIPPS RESEARCH INSTITUTE by (check one):

[ ]	physical delivery of a certificate to: The Scripps Research Institute at 10550 North Torrey Pines Road, TPC-8, La Jolla, California 92037.

[ ]	arranging for the credit of such shares to The Scripps Research Institute’s following prime brokerage account:

(4) Please issue and deliver a new warrant for the unexercised portion (if applicable) of the attached Warrant in the name of THE SCRIPPS RESEARCH INSTITUTE.

THE SCRIPPS RESEARCH INSTITUTE

By:
Name:
Its:

Date:

EXHIBIT D BENCHMARKS

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EXHIBIT E

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*Confidential Treatment Requested